UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.          )

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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

DEUTSCHE MULTI-MARKET INCOME TRUST

(Name of Registrant as Specified in Its Charter)

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DEUTSCHE MULTI-MARKET INCOME TRUST (KMM)
345 Park Avenue
New York, NY 10154

September 15, 2016

Dear Fellow Shareholder:

Thank you for your continued support of the Deutsche Multi-Market Income Trust (the “Fund”). On behalf of the Fund’s Board of Trustees (the “Board”), I am writing to you regarding proposals being presented at this year’s Annual Meeting of Shareholders, which is scheduled to be held on September 30, 2016.

Activist investor, Western Investment LLC (“Western”), has launched a proxy contest against the Fund seeking to replace four Board members and to declassify the Fund’s Board.  The Fund’s Board strongly opposes Western’s nominees and the proposal to declassify the Fund’s Board and will vigorously fight for what the Board believes is in the best interests of ALL shareholders.

Your vote is extremely important. Please support the Board’s nominees and vote against Western’s nominees and declassification proposal by voting and returning the WHITE proxy card in the return envelope provided.

We hope you will consider the following when deciding how to vote:

● The Fund’s Board seeks to balance the interests of ALL Fund shareholders. The Board’s nominees are experienced and knowledgeable individuals who are independent from the Fund’s investment adviser and deeply committed to balancing the interests of all shareholders. Western’s nominees lack experience, and Western’s objectives seek to benefit short-term investors looking for a quick profit, without regard for the interests of the Fund’s longer-term investors.

● The Fund’s Board has actively monitored the Fund’s trading discount through time, and has taken aggressive action to reduce the discount.

* In February 2016, the Board authorized an increase in the maximum percentage of shares the Fund could repurchase annually from 5% to 10% of the Fund’s outstanding shares.

* In July 2016, the Board approved liquidating the Fund by December 31, 2018 to provide a date certain by which all shareholders would receive 100% of net asset value (“NAV”).

* As of July 31, 2016, the Fund’s trading discount to NAV was 5.70%, among the lowest in its peer category.

● The Fund has posted excellent long-term investment performance. Over the 15 year period ending July 31, 2016, the Fund has returned 9.81% per year on a NAV basis, and outperformed over 81% of the funds in its Morningstar category (High Yield Bond Category).  Over the same period, the Fund has returned 9.6% per year on a Market Price basis.

IMPORTANT:  Please return the enclosed WHITE proxy card to support the Board’s nominees. Please do not return any GOLD proxy card (even to vote against Western’s nominees and declassification proposal), as that will cancel any prior vote for the Board’s nominees on the WHITE proxy card.  If you have already signed a GOLD proxy card, you can easily rescind your vote by voting and returning the enclosed WHITE proxy card.

The Board thanks you for your continued trust and support.

Respectfully,

/s/ Kenneth C. Froewiss

Kenneth C. Froewiss

Chair of the Board of Trustees,

Deutsche Multi-Market Income Trust

●	Please DO NOT send back Western’s GOLD proxy card even to vote against Western’s nominees and declassification proposal. If you send a GOLD card back, you will CANCEL any prior vote to elect the Board’s nominees.

●	If you previously signed and sent back Western’s GOLD proxy card, you can CHANGE your vote by signing, dating and returning the enclosed WHITE proxy card. Only the LATEST dated proxy card submitted by you will COUNT.

●	If you hold shares with a broker or custodian bank, your broker or bank cannot vote your shares on these matters. YOU must take action by signing, dating and mailing the WHITE proxy card in the return envelope provided. Alternatively, you may vote by Touch-Tone Telephone or by Internet by following the simple instructions on your WHITE proxy card.
If you have questions or need assistance in voting your WHITE proxy card, please call: 1290 Avenue of the Americas, 9th Floor New York, NY 10104 (866) 695-6075(Toll Free)